Exhibit 99.(d)(2)

Schedule A

Dated October 5, 2017, as last revised May 11, 2018

to the

Investment Advisory Agreement dated October 5, 2017

by and between KraneShares Trust and Krane Funds Advisors, LLC

Fund Name	Effective Date	Advisory Fee
KraneShares Bloomberg Barclays China Aggregate Bond Index ETF		0.68%
KraneShares Emerging Markets Consumer Technology Index ETF	10/11/2017	0.78%
KraneShares MSCI China Environment Index ETF	9/12/2017	0.78%
KraneShares MSCI One Belt One Road Index ETF	9/6/2017	0.78%
KraneShares Electric Vehicles and Future Mobility Index ETF	1/19/2018	0.68%
KraneShares Emerging Markets Healthcare Index ETF		0.78%
KraneShares CSI China Internet ETF	10/5/2017	0.68%
KraneShares Zacks New China ETF	10/5/2017	0.68%
KraneShares Bosera MSCI China A Share ETF	10/5/2017	0.78%
KraneShares FTSE Emerging Markets Plus ETF	10/5/2017	0.68%
KraneShares E Fund China Commercial Paper ETF	10/5/2017	0.68%
KraneShares CCBS China Corporate High Yield Bond USD Index ETF		0.68%
KraneShares MSCI All China Consumer Discretionary Index ETF		0.78%
KraneShares MSCI All China Consumer Staples Index ETF		0.78%
KraneShares MSCI All China Health Care Index ETF	2/1/2018	0.78%
KraneShares MSCI China A Inclusion Hedged Index ETF		0.78%
KraneShares MSCI China All Shares Index ETF		[ ]

A-1